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                                                                     EXHIBIT 1.1

                     [Letterhead of Capital Resources, Inc.]



                                  July 28, 2004

Mr. Tony D. Whitaker
President and Chief Executive Officer
First Federal Savings and Loan Association
479 Main Street
Hazard, KY 41701

Dear Mr. Whitaker:

         We are pleased to submit this proposal to set forth the terms of the proposed engagement between Capital Resources, Inc. ("Capital Resources") and First Federal Savings and Loan Association ("First Federal" or the "Bank") for your planned reorganization into a mutual holding company ("MHC") and sale of common stock in a new subsidiary mid-tier stock holding company (the "Conversion") in a subscription/community offering (the "Offering"). In connection with the Conversion, First Federal will acquire Frankfort First Bancorp, Inc. ("Frankfort First") in a simultaneous merger transaction (the "Merger"). As a result of the Conversion and the Merger, the new public shareholders, consisting of First Federal depositors and other purchasers in the Offering, the shareholders of Frankfort First and employee stock benefit plans will own up to 49% of the new subsidiary mid-tier stock holding company.

BACKGROUND ON CAPITAL RESOURCES

         Capital Resources' outstanding track record stems from over twenty years experience with thrift conversions and over 200 standard and MHC conversions to our credit. Furthermore, as you know from your previous personal experience, we have been very successful in Kentucky and have also worked with many of your colleagues.

         Members of our professional staff have served as high ranking officials in bank regulatory agencies. Our extensive regulatory backgrounds and contacts with conversion regulators will be invaluable in not only securing your conversion approvals but also in providing advice on current regulatory matters as they relate to your conversion.


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CAPITAL RESOURCES, INC.
Mr. Tony D. Whitaker
July 28, 2004
Page 2


PROPOSED SERVICES

        Capital Resources proposes to act as placement agent and offering manager on behalf of First Federal with respect to the Offering of common stock pursuant to the Conversion. Our goals are straightforward: to maximize service to your customers while minimizing disruption of your daily banking business. In this regard, we combine four critical roles of the Offering process:

         I. SALES, MARKETING AND FINANCIAL ADVISORY ASSISTANCE - To ensure a wide distribution of shares to local residents.

         II. COMPREHENSIVE STAFF TRAINING - To familiarize your staff with the conversion process.

         III. STOCK CENTER MANAGEMENT - To handle all back-office and administrative details.

         IV. PROXY SOLICITATION - To successfully secure the required depositor vote.

Each area is discussed in the following sections.

I.       SALES, MARKETING AND FINANCIAL ADVISORY ASSISTANCE

         Our marketing assistance program is designed to professionally service your true customer base by providing accurate information on the Offering. We are quite confident that the entire public stock issue will be bought by your customers. However, in the event shares remain available after customer subscriptions, we will market remaining shares to achieve a wide distribution to "friendly" shareholders.

         We will also provide financial advisory services which are typical in connection with an equity offering including an overall financial analysis of First Federal with a focus on identifying factors which impact on the value of the common stock and providing recommendations on improving the equity valuation.

         It is a common experience that smaller, retail stockholders are less demanding on management's time and contact management less frequently than professional stockholders.

         Other specific responsibilities include:

         - Providing a licensed professional(s) to work at First Federal's offices, as appropriate, as representatives of the Bank. Our staff will be responsible for all customer contact and inquiries regarding the Offering.


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CAPITAL RESOURCES, INC.
Mr. Tony D. Whitaker
July 28, 2004
Page 3


         - Working with your securities counsel regarding the prospectus and the language in it from a marketing and "user friendly" perspective.

         -        Participating in due diligence review of First Federal.

         - If desirable, conducting a series of community meetings to provide information on the Offering. Under the current environment, community meetings are not necessary as a marketing tool but, rather, serve as a customer relations tool to address uncertainties of your depositors and promote local excitement. The meeting(s) are optional but if held, we would prepare the presentation, coach selected speakers and also speak on behalf of the Bank.

         - Designing a marketing campaign, marketing literature and media advertisements. Included are items such as letters to depositors, questions and answers brochure, and press releases.

II.      COMPREHENSIVE STAFF TRAINING

         Capital Resources' comprehensive training sessions are designed to ensure that members of the board, management and staff are knowledgeable of the offering process, aware of their roles and capable of dealing with problems, inquiries and events. Each session is tailored to the audience involved and each covers a different level of detail and area of the Conversion and Offering, as follows:

         MANAGEMENT MEETING: A structured discussion pertaining to organization, role assignments, facilities, marketing, accounting, reporting and timetables.

         BOARD MEETING: A presentation regarding the offering process and board members' roles and responsibilities, with emphasis on insider behavior.

         STAFF MEETING: A comprehensive presentation to the entire staff to discuss the nature of the MHC, Conversion, Offering and Merger, roles and responsibilities, and the opportunity to elaborate community involvement. A slide presentation and handouts are used.

         In addition to our personalized training meetings, Capital Resources documents the many details and functions of the offering process in easy-to-read study manuals. Our study manuals are intended to be used in conjunction with our training sessions and as a reference during the Offering. The manuals provide instruction, sample forms and general information vital to understanding the offering process. This information has been collected and refined by Capital Resources over many years.




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CAPITAL RESOURCES, INC.
Mr. Tony D. Whitaker
July 28, 2004
Page 4


III.     STOCK CENTER MANAGEMENT

        Accurate and timely recordkeeping and reporting are crucial to a successful closing of the Offering. Capital Resources will establish a Stock Center from which we will supervise all activities and manage all data relating to the Offering. While all customer contact and most of the administrative and operational work is performed by our staff, we will most likely need one of the Bank's employees to assist us in the Stock Center with clerical tasks. Stock Center activities for which Capital Resources will be responsible include the following:

         - Coordinate with the printer for the initial sorting and mailing to different categories of prospective subscribers.

         -        Coordinate mailings to customers and prospects.

         - Mail "Stock-Grams", "Proxy-Grams", and other literature as applicable.

         - Collect, respond to and record all inquiries regarding the Offering.

         -        Meet with customers who wish to discuss the Offering.

         -        Tabulate stock orders.

         -        Tabulate proxies.

         -        Prepare and mail order confirmations.

         - Assist the Bank in identifying and resolving problematic subscriptions.

         - Coordinate and record community meetings and attendance, if applicable.

         -        Balance accounts daily.

         -        Generate daily management reports.

         -        Coordinate mailing of interest checks.

         - Prepare and mail "welcome" letters from First Federal to the new stockholders.

         - Tabulate and prepare final stockholder records for the Offering for the transfer agent.

         - Answer post-offering questions from subscribers subsequent to the closing.
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CAPITAL RESOURCES, INC.
Mr. Tony D. Whitaker
July 28, 2004
Page 5


        In performing the various Stock Center tasks outlined above, Capital Resources will utilize its proprietary software program, the "Back Office Stock System" ("BOSS"). BOSS is our proprietary menu-driven, user-friendly program that will help ensure efficient, accurate recordkeeping and timely reporting during the Offering.

IV.      PROXY SOLICITATION

         Regulations require that over 50% of the outstanding members' votes must be in favor of the Plan of MHC formation. As part of our engagement, we will solicit proxies to ensure this vote requirement is met. Our professional staff at the Stock Center will perform most of the solicitation. However, we have found in our past experience that it is beneficial and helpful to utilize relationships between customers and certain Bank personnel to help contact key depositors to secure their votes.

PROPOSED FEE STRUCTURE

For our services as proposed herein, our fee will be as follows:

A.       The greater of:

         (i) One and one-half percent (1.50%) of the total dollar amount of stock sold in the Offering and issued as a part of the Merger, excluding shares purchased by officers, directors, employees, their immediate household family members and benefit plan ("ESOP") purchases, or

         (ii) Three percent (3.0%) of the total dollar amount of stock sold in the Offering, excluding shares purchased by First Federal officers, directors, employees, their immediate household family members and benefit plan ("ESOP") purchases.

                  The above fee will be payable as follows: $30,000 upon execution of this proposal and the commencement of our engagement, $50,000 upon filing of the Plan of MHC formation and the balance upon closing. Progress payments are for consulting work performed prior to the Offering and are non refundable.

B. Reimbursement for out-of-pocket expenses incurred by us in rendering our services. Such expenses shall include, but are not limited to, travel, legal, communications and postage. We will provide you with a detailed accounting of all reimbursable expenses and will bill you monthly.

C. The above fee is in addition to any fees paid to Capital Resources Group, Inc. with respect to the Merger and financial advice.



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CAPITAL RESOURCES, INC.
Mr. Tony D. Whitaker
July 28, 2004
Page 6



ADDITIONAL PROVISIONS Furthermore, it is understood that:

         - Prior to the commencement of the Offering, First Federal and Capital Resources will enter into a formal agency agreement generally used by Capital Resources for securities offerings which provides for mutual indemnities and warranties. Our sales and marketing services are subject to the usual warranties, indemnities and conditions contained in the agency agreement.

         - Our role as your NASD agent is subject to our normal underwriting criteria and examination of relevant books and records.

         - The Bank will pay all other expenses of the Conversion and Offering, including but not limited to attorney's fees, National Association of Securities Dealers, Inc. filing fees, all fees and expenses relating to "blue sky" research and filings, state licensing and securities registration fees, all fees relating to auditing and accounting and all printing and advertising fees.

         - Capital Resources will conduct an examination of the relevant documents and records of First Federal as appropriate. First Federal agrees to make all documents and records deemed appropriate or necessary by Capital Resources available upon request.

         - Our obligations stated herein will be subject to there being no material changes, in the opinion of our firm, in the Bank's condition or in market conditions so as to significantly delay the Offering or to render the Offering inadvisable.

         - Our marketing obligations pursuant to this agreement will terminate upon the completion or termination of the initial Offering, but in no event later than 12 months from the date of this letter. All fees or expenses due to Capital Resources but unpaid will be payable to Capital Resources at that time. In the event the offering is extended beyond this term, the Bank and Capital Resources may mutually agree to renew this engagement under mutually acceptable terms.

                                  * * * * * * *

         To engage our services, please sign in the space provided below and return the signed letter to me. I have enclosed a signed copy for your files. This proposal is open for your acceptance for thirty (30) days from the date of this letter.



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CAPITAL RESOURCES, INC.
Mr. Tony D. Whitaker
July 28, 2004
Page 7


         We look forward to working with First Federal on this most exciting and challenging project. Please give me a call if you have any questions on our proposal.

                                                Sincerely,

                                                CAPITAL RESOURCES, INC.

                                                /s/ David P. Rochester

                                                David P. Rochester
                                                Chairman
DPR/bls


Agreed To and Accepted By:

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION



/s/ Tony D. Whitaker                8/12/04
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Signature                           Date

Tony D. Whitaker, President and Chief Executive Officer